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                                                                  EXHIBIT 99 (a)


                    Union Planters Corporation Press Release
                       Announcing the Consummation of the
                              Magna Group, Inc. and
                     Peoples First Corporation Acquisitions

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FOR IMMEDIATE RELEASE:

UNION PLANTERS ANNOUNCES COMPLETION OF TWO ACQUISITIONS

MEMPHIS, Tenn.--July 1, 1998--Union Planters Corporation (NYSE:UPC) announced today that it has completed the acquisitions of Magna
Group (NYSE:MGR) and Peoples First Corporation (NASDAQ:PFKY).

Announced on February 22, 1998, the transaction with the St. Louis based Magna Group will be accounted for as a pooling of interests and will provide a tax-free exchange of 0.9686 shares of UPC common stock for each common share of Magna Group. For customer convenience, it is anticipated that Magna Bank will convert to the Union Planters operating system and adopt the Union Planters name in October of 1998.

Union Planters also announced that it has completed its acquisition of Peoples First Corporation, based in Paducah, Kentucky under the terms of the definitive agreement of November 18, 1997. Peoples First National Bank plans to change its name to Union Planters in August of 1998 and convert its Kentucky branches to the Union Planters operating system in the first quarter of 1999. The Clarksville, Tennessee branches will consolidate with the existing Union Planters Bank in that market area in August of this year.

The transaction will be accounted for as a pooling of interests and will provide a tax-free exchange of 0.6 shares of UPC common stock for each common share of Peoples First Corporation.

The following companies are also scheduled to affiliate with Union Planters this year:
First National Bancshares of Wetumpka, Inc., Wetumpka, Ala.
Merchants Bancshares, Inc., Houston, Texas
CB&T, Inc., McMinnville, Tenn.
Capital Savings Bancorp, Inc., Jefferson City, Mo.
Alvin Bancshares, Inc., Alvin, Texas
First Community Bancshares, Inc., Middleton, Tenn.
Duck Hill Bank, Duck Hill, Miss.
Ambanc Corporation, Vincennes, Ind.
Transflorida Bank , Boca Raton, Fla.
and the purchase of California Federal's franchise in Florida.

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Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with over 800 financial service offices in Tennessee, Alabama, Arkansas, Florida, Illinois, Iowa, Kentucky, Louisiana, Mississippi and Missouri.


                                      -end-

For More Information:

Financial contact:
Jack Parker
Executive Vice President and
Chief Financial Officer
901.580.6781

Media contact:
Bill Andrews
Senior Vice President
901.580.2892